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                                                                    EXHIBIT 10.3

                      PREDIX PHARMACEUTICALS HOLDINGS, INC.
                          DIRECTOR COMPENSATION POLICY

      The Board of Directors of Predix Pharmaceuticals Holdings, Inc. (the "Company") has approved the following policy which establishes compensation to be paid to non-employee directors of the Company, effective upon completion of the initial public offering of the Company's common stock, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company's Board of Directors.

APPLICABLE PERSONS

      This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, an "Outside Director"). Affiliate shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

STOCK OPTION GRANT UPON INITIAL APPOINTMENT OR ELECTION AS A DIRECTOR

      Each new Outside Director on the date of his or her initial appointment or election to the Board of Directors, shall be granted a non-qualified stock option to purchase 5,555 shares of the Company's common stock under the Company's then applicable stockholder-approved stock plan (the "Stock Plan"), subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company's common stock. Such option shall vest monthly over three years, provided such Outside Director continues to serve as a member of the Board of Directors. However, in the event of termination of service of an Outside Director, such option shall vest to the extent of a pro rata portion through the Outside Director's last day of service based on the number of days accrued in the applicable period prior to his or her termination of service.

      Each option granted shall have an exercise price per share equal to the Fair Market Value (as defined in the Stock Plan) of the shares of common stock of the Company on the date of grant of the option, have a term of ten years and shall be subject to the terms and conditions of the Stock Plan. Each such option grant shall be evidenced by the issuance of a non-qualified stock option agreement.

STOCK OPTION GRANT UPON REELECTION AS A DIRECTOR

      Each new Outside Director on the date of his or her reelection to the Board of Directors, shall be granted a non-qualified stock option to purchase 5,555 shares of the Company's common stock under the Company's then applicable stockholder-approved stock plan (the "Stock Plan"), subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company's common stock. Such option shall vest monthly over three years, provided such Outside Director continues to serve as a member of the Board of Directors. However, in the event of termination of service of an Outside Director, such option shall vest to the extent of a pro rata portion through the Outside Director's last day of service

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based on the number of days accrued in the applicable period prior to his or her termination of service.

      Each option granted shall have an exercise price per share equal to the Fair Market Value (as defined in the Stock Plan) of the shares of common stock of the Company on the date of grant of the option, have a term of ten years and shall be subject to the terms and conditions of the Stock Plan. Each such option grant shall be evidenced by the issuance of a non-qualified stock option agreement.

ANNUAL RETAINER

      Each Outside Director shall be compensated on an annual basis for providing services to the Company. Compensation shall be paid for the period from January 1 through December 31 of each year. Each Outside Director shall receive an annual retainer (the "Annual Retainer") of $20,000 per year, provided however, that the Chairman of the Board of Directors shall receive an additional $10,000 per year and the Chairman of the Audit Committee shall receive an additional $10,000 per year.

      The Annual Retainer shall be paid quarterly in arrears as of the last day of each calendar quarter. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rata basis through his or her last day of service.

      Each Outside Director who is first appointed or elected to the Board of Directors after the date of the adoption of this Policy shall receive a pro rata portion of his or her first quarterly installment of the Annual Retainer based on the number of days service as a director in the applicable quarter.

MEETING FEE

      Each Outside Director shall also receive a fee of $1,250 for each meeting of the Board of Directors or Committee of the Board of Directors attended in person or $500 for each such meeting attended via teleconference.

EXPENSES

      Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, Committees thereof or in connection with other Board related business.

AMENDMENTS

      The Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

Effective Date:________, 2005